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Exhibit 99.1

i-STAT Announces Fourth Quarter and Full Year Operating Results

        EAST WINDSOR, NJ, February 20, 2003—i-STAT Corporation (Nasdaq: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced its consolidated financial results for the fourth quarter and full year 2002.

Fourth Quarter Results

        For the three months ended December 31, 2002, i-STAT's consolidated net revenues were approximately $15.9 million, of which $10.6 million were generated from cartridge sales. Gross margin on total net revenues for the fourth quarter of 2002 was $5.6 million, up 56.8% from approximately $3.6 million in the fourth quarter of 2001. The net profit for the fourth quarter of 2002 was approximately $0.2 million. The net loss to common stockholders for the quarter was approximately $0.3 million or $0.01 per share, after Preferred Stock dividends of approximately $0.3 million and accretion of Preferred Stock of approximately $0.1 million.

        These consolidated results compare with consolidated net revenues of $17.6 million, of which $11.4 million were generated from cartridge sales, and a net loss of $2.6 million for the three months ended December 31, 2001. The net loss to common stockholders for the quarter ended December 31, 2001 was $1.8 million or $0.09 per share after Preferred Stock dividends of approximately $0.1 million and positive accretion of Preferred Stock of approximately $0.9 million.

Full Year Results

        For the year ended December 31, 2002, i-STAT's consolidated net revenues were approximately $59.9 million, of which approximately $42.0 million were generated from cartridge sales. For the year ended December 31, 2001, the Company's consolidated net revenues were $58.8 million, of which $40.1 million were from cartridge sales.

        Gross margin for the full year 2002 was approximately $14.8 million, up 38.4% from the gross margin for the full year 2001. The increases in gross margin in the fourth quarter and full year 2002 over the similar periods in 2001 were primarily the result of improved cartridge production productivity, improved cartridge yields and cartridge production cost reduction programs.

        The net loss for 2002 was approximately $62.8 million while the net loss to common stockholders was approximately $64.6 million or $3.22 per share. The net loss for the year ending December 31, 2002 includes a $5.0 million termination fee triggered by announcement of the Company's decision to allow its exclusive distribution agreement with Abbott Laboratories ("Abbott") to expire on December 31, 2003, along with a charge for estimated termination payments to Abbott of approximately $47.0 million, which payments are based upon the estimated 2003 revenues attributed to Abbott. Additionally, the Company will be required to repay a $5.0 million deposit from Abbott. These payments related to termination of this agreement will be made annually over a six-year period commencing December 31, 2003. The net loss for 2002 also includes the approximately $1.2 million impact of a decision to abandon certain capital projects at our production facility in Canada and an approximately $1.0 million charge arising out of a review of the valuation of intangible assets following changes in the Company's trademark and patent strategies. The net loss for 2001 was $23.2 million and the net loss to common stockholders was $25.1 million or $1.33 per share. The 2001 net loss included expenses of $10.5 million for the settlement of the patent infringement litigation with Nova Biomedical Corporation and $1.1 million related to the write-down of certain fixed assets.

        As of December 31, 2002, i-STAT had approximately $27.1 million in cash and cash equivalents.

        In the fourth quarters of 2002 and 2001 the Company recognized approximately $0.7 million and $1.1 million, respectively, from the sale of State of New Jersey tax benefits.

        Approximately 3.3 million cartridges were sold in the fourth quarter of 2002, down 5.7% from record shipments in the fourth quarter of 2001 of approximately 3.5 million units. In the year ended December 31, 2002, approximately 12.6 million cartridges were sold, an increase of 6.3% from the approximately 11.8 million cartridges shipped in 2001.

        Analyzer sales for the fourth quarter of 2002 totaled 1,067 units, down 19.5% from the 1,326 units shipped in the fourth quarter of 2001 while analyzer sales for the year ended December 31, 2002 were 4,001 units, a decrease of 8.5% from the 4,371 analyzers shipped in 2001. Overall, annual shipments of the Company's i-STAT® 1 and Series 300 analyzers increased 26.2% while shipments of the higher volume i-STAT 200 series analyzer unit fell by approximately 26.9%. This shift to a newer model with improved capabilities was observed in all markets, but was especially notable to Fuso Pharmaceutical in Japan where sales of the i-STAT 200 series analyzer fell by approximately 60.5% while sales of the newer Series 300 increased by approximately 18.2%.

Corporate Update

        The i-STAT System is the leading product capable of providing blood test results at the patient's bedside or the point-of-care. It provides portable, hand-held analyzers and single-use, disposable cartridges, the majority of which simultaneously perform different combinations of commonly ordered blood tests in approximately two minutes. Coagulation and immunoassay tests take longer than two minutes because of the nature of these tests. The i-STAT System requires the user to perform several simple steps, the results of which can be easily linked by infrared transmission to a health care provider's information system. The i-STAT System is the standard of care for blood analysis at the point of patient care, enabling rapid clinical intervention, improved patient outcomes, and lower operational costs.

        During 2002, the Company took actions to broaden and strengthen its management team in preparation for resumption of direct product distribution in 2004. In May, Lorin Jeffry Randall joined as senior vice president of finance, treasurer and chief financial officer, charged with infrastructure rationalization and cost reduction. In July, Gregory W. Shipp, M.D. joined as vice president of medical affairs with a charter to lead a team focused on conducting prospective clinical studies to document the efficacy of point-of-care blood testing. In August, Bruce F. Basarab joined as executive vice president of commercial operations to lead the entire marketing, sales and operations thrust as the Company returns to direct product distribution. These and other key personnel moves have positioned the Company to take maximum advantage of the 2003 transition year and be well positioned to take optimal advantage of its direct product distribution opportunity commencing in January of 2004.

        Actions to prepare for the transition to direct product distribution began early in 2002 with an aggressive program to staff 12 senior sales consultant positions. We believe that broad adoption of the concept of point-of-care blood testing by the clinical, management and laboratory leaders in individual high volume hospitals is critical to reestablishing the aggressive rates of sales growth seen earlier in the Company's history. The majority of these sales consultant positions were filled last spring and the new consultants, supplementing three long-tenured consultants who have been working with Abbott personnel, are becoming increasingly established in their territories and skilled in managing this complex, consultative sale.

        Hiring of a second sales force, focused on existing customers, began late in 2002 and will conclude this spring with a total of 15 sales specialists. These sales professionals are responsible for introducing the Company's new products to existing customers and for managing lateral adoption growth within each existing-customer hospital by adding departments that did not adopt point-of-care blood testing and the i-STAT System initially. This team will also be fully trained and operational by January 1, 2004.

        The i-STAT System and point-of-care testing have been promoted through the marketing efforts of Abbott during the term of our agreement, along with Abbott's many other diagnostic products, most of which address the needs of the hospital central clinical laboratory. In 2003, we will launch an intensive marketing program, focused solely on accelerating the adoption of point-of-care blood testing and adoption of the i-STAT System. This program is being led by a newly hired director of marketing and will feature direct clinician contact at meetings, symposia and conventions, journal articles, direct mail, telemarketing, user groups, product positioning studies and other interventions to aggressively bring the value of the i-STAT System to clinicians and administrators in target hospitals.

        While point-of-care blood testing with its inherently faster therapeutic turnaround time is broadly assumed and anecdotally reported to be of significant value in securing superior patient clinical outcomes, little exists in the literature to support these reports. In 2002, the Company initiated sponsorship of an initial panel of five prospective clinical studies, conducted by independent investigators and targeted at documenting the clinical value, if any, of rapid, accurate blood test results at the point of patient care. These trials will study such outcomes as reduction in the need for blood replacement with lower test volumes, reduction in ventilator time and ICU length of stay with rapid monitoring of blood gases, and reduction in morbidity and mortality with trauma patients. The studies will result in peer-reviewed publications available to the clinical community. One of these studies is underway with approximately 50% of the patients enrolled. Protocols for the other four initial studies are being developed. These studies are being conducted at major research hospitals including Stanford University Medical Center, Sentara Norfolk General, Cedars-Sinai Medical Center and Harris Methodist Medical Center. Results of the initial study are anticipated by the end of 2003, with publication possible in mid-2004.

New Product Programs

        Prothrombin Time (PT)—In 2002, i-STAT received Food and Drug Administration (FDA) clearance to market its prothrombin time (or "PT") test used to monitor patients on anti-coagulant therapy, such as COUMADIN®, to prevent blood clot formation. Commercial distribution of a "finger stick" version of this product offering ease-of-use superior to current, competitive point-of-care products and therefore supportive of increased testing frequency will begin during the first quarter of 2003.

        Troponin I—This cardiac marker, the Company's first immunoassay test, is specified in new guidelines published by the American College of Cardiology (ACC) and the European Society of Cardiology (ESC) which stress the need to obtain rapid test results to speed diagnosis and therapeutic intervention for patients who may have suffered cardiac injury. Clinical trials to collect data in support of the filing of a 510(k) Notification with the FDA began in December 2002 at Hennepin County Medical Center in Minneapolis (University of Minnesota affiliate). Earlier trials of the Company's Troponin I test have demonstrated sensitivity equivalent to that available from central laboratory testing systems while providing the clinician with a reading of the patient's Troponin I level in approximately 10 minutes, compared to the 30-60 minute answers provided by the best central labs. The Company expects to file its 510(k) Notification this spring seeking permission to market its Troponin I test.

        Kaolin Activated Clotting Time (ACT)—In the fall of 2002, the Company filed a 510(k) Notification with the FDA seeking permission to market its kaolin ACT coagulation test. This coagulation test is the companion test to the Celite® ACT coagulation test already being marketed by the Company. It is critical that patients undergoing invasive cardiac procedures have the coagulation characteristics of their blood monitored constantly. Clinicians select either the Celite ACT or the kaolin ACT test, based upon the specific drug therapy being used. The Company believes that the ability to market both of these tests will increase the utility of the i-STAT System in cardiovascular operating rooms.

Conference Call

        In conjunction with this fourth quarter and full year 2002 press release, i-STAT will host a conference call beginning at 10:30 a.m. EST on February 20, 2003. To participate via telephone, dial (973) 582-2706. To access the live audio webcast and replay, go to the i-STAT web site at http://www.i-stat.com and access the Investor Info section. Please log onto the web site at least 15 minutes prior to the call in order to register, download and install any necessary software.

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

        Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. In addition, the Company's decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

COUMADIN® is a registered trademark of Bristol-Myers Squibb Company.
Celite® is a registered trademark of Celite Corporation for its diatomaceous earth products.

[Financial Tables To Follow]

i-STAT Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		For the Years Ended December 31
In thousands of dollars, except share and per share data
	2002	2001	2002	2001
Net revenues:
Related party net revenues	$13,859	$14,457	$50,555	$48,650
Third party net revenues	1,629	2,592	8,426	8,828
Other related party net revenues	425	425	950	950
Other third party net revenues	—	77	—	404

Total net revenues	15,913	17,551	59,931	58,832
Cost of products sold	10,287	13,963	45,088	48,108

Gross Margin	5,626	3,588	14,843	10,724
Operating costs and expenses:
Write-down of certain production assets	—	1,124	1,217	1,124
Research and development	1,895	2,234	7,716	8,040
Sales and marketing	2,516	2,089	9,773	9,043
Abbott termination charges	—	—	52,000	—
General and administrative	1,368	1,960	6,102	7,182
Write-down of certain intangible assets	—	—	1,036	—
Litigation settlement	—	—	—	10,491

Total operating expenses	5,779	7,407	77,844	35,880

Operating loss	(153)	(3,819)	(63,001)	(25,156)

Other (expense) income, net	(370)	112	(516)	795
Loss before benefit from income taxes	(523)	(3,707)	(63,517)	(24,361)
Benefit from income taxes	697	1,141	697	1,141

Net income (loss)	174	(2,566)	(62,820)	(23,220)
Accretion of Preferred Stock	(114)	888	(448)	(1,734)
Dividends on Preferred Stock	(320)	(133)	(1,326)	(133)

Net loss available to Common Stockholders	($260)	($1,811)	($64,594)	($25,087)

Basic and diluted net loss per share available to Common Stockholders	($0.01)	($0.09)	($3.22)	($1.33)

Shares used in computing basic and diluted net loss per share available to Common Stockholders	20,117,110	19,822,672	20,075,430	18,920,956

i-STAT Corporation
Consolidated Balance Sheets
(Unaudited)

	December 31,
In thousands of dollars, except share and per share data
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$27,059	$43,112
Accounts receivable, net of reserve for doubtful accounts of $28 in 2002 and 2001	393	546
Accounts receivable from related party, net	7,070	—
Inventories	14,509	13,393
Prepaid expenses and other current assets	2,089	1,924

Total current assets	51,120	58,975
Plant and equipment, net	11,858	14,964
Intangible assets, net	915	1,782
Other assets	65	168

Total assets	$63,958	$75,889

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$2,927	$2,662
Accounts payable to related party, net	—	2,673
Accrued expenses	4,860	4,896
Related party deferred revenue	30	662
Related party liability, current	10,019	—

Total current liabilities	17,836	10,893

Related party liability, non-current	47,000	5,058

Total liabilities	64,836	15,951

Series D Redeemable Convertible Preferred Stock, liquidation value of $32,617 in 2002 and $30,133 in 2001	28,223	25,334
Stockholders' (deficit) equity:
Preferred Stock, $0.10 par value, shares authorized 7,000,000:
Series A Junior Participating Preferred Stock, $0.10 par value, 1,500,000 shares authorized; none issued	—	—
Series C Convertible Preferred Stock, $0.10 par value, 25,000 shares authorized; none issued	—	—
Common Stock, $0.15 par value, 50,000,000 shares authorized; 20,157,927 and 20,107,483 shares issued; and 20,117,110 and 20,066,666 shares outstanding in 2002 and 2001, respectively	3,024	3,016
Treasury Stock, at cost, 40,817 shares	(750)	(750)
Additional paid-in capital	252,771	255,441
Unearned compensation	—	(55)
Loan to officer, net	(93)	(417)
Accumulated deficit	(283,005)	(220,185)
Accumulated other comprehensive loss	(1,048)	(2,446)

Total stockholders' (deficit) equity	(29,101)	34,604

Total liabilities and stockholders' (deficit) equity	$63,958	$75,889

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  Exhibit 99.1
i-STAT Corporation Consolidated Statements of Operations (Unaudited)
i-STAT Corporation Consolidated Balance Sheets (Unaudited)